Exhibit 99.1

Bristol-Myers Squibb Reports First Quarter Financial Results

•	Increases First Quarter Revenues 9% to $4.4 Billion

•	Posts First Quarter GAAP EPS of $0.71 and Non-GAAP EPS of $0.74

•	Achieves Significant European Regulatory Milestones in Immuno-Oncology

◦	Opdivo Approved for Previously Treated Advanced Renal Cell Carcinoma

◦	Expanded Use of Opdivo to Include Previously Treated Metastatic Non-Squamous Non-Small Cell Lung Cancer

◦	Positive Advisory Opinions for Opdivo + Yervoy Regimen and Empliciti

◦	Validation of Application for Opdivo in Classical Hodgkin Lymphoma

•
Announces Opdivo Granted Breakthrough Therapy Designation for Previously Treated Recurrent or Metastatic Squamous Cell Carcinoma of the Head and Neck, and Priority Review in Classical Hodgkin Lymphoma from the FDA

•	Presents Significant New Data on Immuno-Oncology Portfolio at AACR

•	Increases 2016 GAAP EPS Guidance Range to $2.37 - $2.47 and Non-GAAP EPS Guidance Range to $2.50 - $2.60

(NEW YORK, April 28, 2016) - Bristol-Myers Squibb Company (NYSE:BMY) today reported results for the first quarter of 2016, which were highlighted by strong sales for Opdivo, Eliquis and our hepatitis C franchise along with significant regulatory milestones and key data in Immuno-Oncology.

“We had a very good first quarter highlighted by strong sales growth and significant progress in bringing the promise of Immuno-Oncology across multiple types of cancer to patients,” said Giovanni Caforio, M.D., chief executive officer, Bristol-Myers Squibb. “The launch of Opdivo continues to accelerate with data in new cancers, additional indications and continued rapid market adoption. By growing our business and advancing our pipeline, we are successfully executing our growth strategy.”

	First Quarter
$ amounts in millions, except per share amounts
	2016	2015	Change
Total Revenues	$4,391	$4,041	9%
GAAP Diluted EPS	0.71	0.71	—
Non-GAAP Diluted EPS	0.74	0.71	4%

FIRST QUARTER FINANCIAL RESULTS

•
Bristol-Myers Squibb posted first quarter 2016 revenues of $4.4 billion, an increase of 9% compared to the same period a year ago. Global revenues increased 11% adjusted for foreign exchange impact. Excluding Abilify and Erbitux, global revenues increased 31% or 34% adjusted for foreign exchange impact.

•
U.S. revenues increased 24% to $2.5 billion in the quarter compared to the same period a year ago. International revenues decreased 7%. When adjusted for foreign exchange impact, international revenues decreased 2%.

•	Gross margin as a percentage of revenues was 76.0% in the quarter compared to 79.0% in the same period a year ago.

•	Marketing, selling and administrative expenses increased 4% to $1.1 billion in the quarter.

•	Research and development expenses increased 12% to $1.1 billion in the quarter.

•	The effective tax rate was 27.1% in the quarter, compared to 17.2% in the first quarter last year.

•	The company reported net earnings attributable to Bristol-Myers Squibb of $1.2 billion, or $0.71 per share, in the quarter compared to net earnings of $1.2 billion, or $0.71 per share, a year ago.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $1.2 billion, or $0.74 per share, in the first quarter, compared to $1.2 billion, or $0.71 per share, for the same period in 2015. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $8.0 billion, with a net cash position of $1.3 billion, as of March 31, 2016.

FIRST QUARTER PRODUCT AND PIPELINE UPDATE

Global revenues for the first quarter of 2016, compared to the first quarter of 2015, were driven by Opdivo, which grew by $664 million; Eliquis, which grew by $379 million; Hepatitis C Franchise, which grew 62%; Orencia, which grew 19%; and Sprycel, which grew 9%.

Opdivo

•
In April, the U.S. Food and Drug Administration (FDA) granted Breakthrough Therapy Designation to Opdivo for the potential indication of recurrent or metastatic squamous cell carcinoma of the head and neck (SCCHN) after platinum based therapy. The designation is based on results of CheckMate -141, a Phase 3, open-label, randomized trial evaluating Opdivo versus investigator’s choice of therapy in patients with recurrent or metastatic SCCHN with tumor progression within six months of platinum therapies in the adjuvant, primary, recurrent or metastatic setting. This trial was stopped early in January 2016 because an assessment conducted by the independent Data Monitoring Committee concluded that the study met its primary endpoint of overall survival (OS).

•
In April, the FDA accepted for filing and review a Supplemental Biologics License Application (sBLA) for Opdivo which seeks to expand use to patients with classical Hodgkin lymphoma (cHL) after prior therapies. The application included CheckMate -205 data, which evaluated Opdivo in cHL patients who have received autologous stem cell transplant and brentuximab vedotin.

•
In April, the European Commission (EC) approved Opdivo monotherapy for locally advanced or metastatic non-small cell lung cancer (NSCLC) after prior chemotherapy in adults. The approval expands Opdivo’s existing lung cancer indication in previously treated metastatic squamous NSCLC to include the non-squamous patient population. Opdivo is the only approved PD-1 immune checkpoint inhibitor to demonstrate superior OS in two separate Phase 3 trials in previously treated metastatic NSCLC, regardless of PD-L1 expression; one trial in squamous NSCLC (CheckMate -017) and the other in non-squamous NSCLC (CheckMate -057), which were the basis of this approval. The approval allows for the expanded marketing of Opdivo in previously treated metastatic NSCLC in all 28 Member States of the European Union.

•
In April, the EC approved Opdivo monotherapy for advanced renal cell carcinoma (RCC) after prior therapy in adults. Opdivo is the first and only PD-1 immune checkpoint inhibitor approved in Europe to demonstrate an OS benefit versus a standard of care in this patient population. The approval is based on the results of the Phase 3 study CheckMate -025, which evaluated Opdivo in patients with advanced clear-cell RCC who received prior anti-angiogenic therapy compared to everolimus. This approval allows for the expanded marketing of Opdivo in previously treated advanced RCC in all 28 Member States of the European Union.

•
In April, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) recommended the approval of Opdivo in combination with Yervoy for the treatment of advanced (unresectable or metastatic) melanoma in adults. This CHMP recommendation will now be reviewed by the EC, which has the authority to approve medicines for the European Union.

•	In April, the company announced results from three studies for Opdivo and the Opdivo + Yervoy Regimen:

◦
CheckMate -141: In this Phase 3 open-label, randomized trial, evaluating Opdivo in patients with recurrent or metastatic SCCHN after platinum therapy compared to investigator’s choice of therapy, Opdivo met the primary endpoints and demonstrated statistically significant OS versus three standards of care (cetuximab, docetaxel, or methotrexate). In the trial, patients treated with Opdivo had a one-year survival rate of 36% compared to 16.6% for investigator’s choice, and experienced a 30% reduction in the risk of death. Median OS was 7.5 months for Opdivo compared to 5.1 months for investigator’s choice. The safety profile of Opdivo in CheckMate -141 was consistent with prior studies, with no new safety signals identified.

◦
CheckMate -069: In this Phase 2 trial, which is the first randomized study to evaluate the Opdivo + Yervoy combination regimen in patients with previously untreated advanced melanoma, the combination regimen demonstrated a two-year OS rate of 69% compared to 53% for Yervoy alone in patients with BRAF wild-type advanced melanoma. Similar results were observed in the overall study population, with an OS rate of 64% at two years for the combination regimen compared to 54% for Yervoy alone. A change in tumor burden was also seen with the combination regimen, with a median change of 70% compared to 5% for Yervoy alone. Overall survival was an exploratory endpoint in this trial. The safety profile of the Opdivo + Yervoy combination regimen in this study was consistent with previously reported studies.

◦
CA209-003: In this Phase 1 study, evaluating Opdivo monotherapy in heavily pretreated advanced melanoma, the company reported extended follow-up, including five-year OS rates. This data represents the longest survival follow-up of patients who received an anti-PD-1 therapy in a clinical trial. At five years, Opdivo demonstrated a durable and consistent survival benefit with an OS rate of 34%, with an evident plateau in survival at approximately 4 years. The safety profile of Opdivo in Study 003 was similar to previously reported studies, with no new safety signals identified.

•
In March, the EMA validated a type II variation application, which seeks to extend the current indications for Opdivo to include the treatment of patients with cHL after prior therapies. The application included data from CheckMate -205, a Phase 2 study which evaluated Opdivo in cHL patients who have received autologous stem cell transplant and brentuximab vedotin. Validation of the application confirms the submission is complete and begins the EMA’s centralized review process.

Empliciti

•
In January, the company and its partner, AbbVie, Inc., announced the CHMP adopted a positive opinion recommending Empliciti, an investigational immunostimulatory antibody, be granted approval for the treatment of multiple myeloma as combination therapy with Revlimid® and dexamethasone in patients who have received at least one prior therapy. The application will now be reviewed by the EC, which has the authority to approve medicines for the European Union. The CHMP positive opinion is based on data from the Phase 3, open-label ELOQUENT-2 study, which evaluated Empliciti in combination with lenalidomide and dexamethasone (ERd) versus lenalidomide and dexamethasone (Rd) alone.

Daklinza

•
In February, the FDA approved Daklinza, an NS5A replication complex inhibitor, in combination with sofosbuvir (with or without ribavirin) in genotypes 1 and 3. The expanded label includes data in three additional challenging-to-treat patient populations: chronic hepatitis C virus (HCV) patients with HIV-1 (human immunodeficiency virus) coinfection, advanced cirrhosis, or post-liver transplant recurrence of HCV. The Daklinza plus sofosbuvir regimen is also available for the treatment of chronic HCV genotype 3, and is currently the only 12-week, once-daily all-oral treatment option for these patients. The approval is based on data evaluating the Daklinza regimens from the Phase 3 ALLY-1 and ALLY-2 clinical trials.

•
In February, the company announced results from the first completed all-oral chronic HCV regimen Phase 3 trial that includes a Chinese patient population. In the study, which evaluated Daklinza in combination with asunaprevir for 24 weeks in Asian (non-Japanese) patients with genotype 1b HCV, 91% of patients from China achieved sustained virologic response at post-treatment week 24 (SVR24), which rose to 98% of patients without NS5A resistance-associated variants (RAVs) at baseline. SVR24 results were similarly high across all subgroups with genotype 1b HCV, including those with cirrhosis, and patients from Korea and Taiwan. SVR24 rates were also higher in all patients without baseline NS5A RAVs, regardless of the presence or absence of cirrhosis, and lower in patients with baseline NS5A RAVs. Results were presented at the Asian Pacific Association for the Study of the Liver Conference in Tokyo.

•
In January, the EC approved Daklinza for the treatment of chronic HCV in three new patient populations which provides additional treatment options for multiple HCV patient populations, including difficult-to-treat patients with decompensated cirrhosis. The expanded label allows for the use of Daklinza in combination with sofosbuvir (with or without ribavirin, depending on the indication and HCV genotype) in HCV patients with decompensated cirrhosis, HIV-1 coinfection, and post-liver transplant recurrence of HCV. The approval is based on data from the Phase 3 ALLY-2 and ALLY-2 clinical trials.

Revlimid® is a trademark of Celgene Corporation.

BUSINESS DEVELOPMENT UPDATE

•
In April, the company acquired Padlock Therapeutics, Inc. (Padlock), a private, Cambridge, Massachusetts-based biotechnology company dedicated to creating new medicines to treat destructive autoimmune diseases. The acquisition gives the company full rights to Padlock’s Protein/Peptidyl Arginine Deiminase (PAD) inhibitor discovery program focused on the development of potentially transformational treatment approaches for patients with rheumatoid arthritis. Padlock’s PAD discovery program may have additional utility in treating systemic lupus erythematosus and other autoimmune diseases.

•
In March, the company announced an agreement with LabCentral, an innovative, shared laboratory space designed as a launch pad for life-sciences and biotech startup companies, to become a LabCentral platinum sponsor. The company can nominate up to two innovative life-sciences and biotech startup companies per year to take up residence in LabCentral’s Kendall Square facilities.

•
In February, the company and its partner, Pfizer Inc., announced a collaboration agreement with Portola Pharmaceuticals Inc. to develop and commercialize the investigational agent andexanet alfa in Japan. Andexanet alfa, which is in Phase 3 clinical development in the U.S. and Europe, is designed to reverse the anticoagulant activity of Factor Xa inhibitors, including Eliquis. This agreement builds on the companies’ existing clinical collaboration to develop andexanet alfa in the U.S. and Europe.

•
In February, the company entered into a research collaboration agreement with the Dana-Farber Cancer Institute as part of the Immuno-Oncology Rare Population Malignancy (I-O RPM) program in the U.S. As part of the I-O RPM program, the company and the Dana-Farber Cancer Institute will conduct a range of early phase clinical studies and Bristol-Myers Squibb will support the training of young investigators who contribute to the I-O RPM program at Dana-Farber.

•
In February, the company completed the previously announced sale of its HIV R&D portfolio to ViiV Healthcare. The sale included a number of programs at different stages of discovery, preclinical and clinical development. The agreements with ViiV Healthcare do not impact the company’s marketed HIV medicines, including Reyataz, Evotaz, Sustiva and Atripla.

2016 FINANCIAL GUIDANCE

Bristol-Myers Squibb is increasing its 2016 GAAP EPS guidance range from $2.30 - $2.40 to $2.37 - $2.47. The company is also increasing its non-GAAP EPS guidance range from $2.30 - $2.40 to $2.50 - $2.60. Both GAAP and non-GAAP guidance assume current exchange rates. Key revised 2016 non-GAAP guidance assumptions include:

•	Worldwide revenues increasing in the low-double digit range.

•	Marketing, sales and administrative expenses decreasing in the low-single digit range.

•	Research and development expenses increasing in the low-double digit range.

The financial guidance for 2016 excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP 2016 guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related earnings per share information. These measures are adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: restructuring and other exit costs; accelerated depreciation charges; IPRD and asset impairments; charges and recoveries relating to significant legal proceedings; charges related to licenses and acquisitions of investigational compounds that have not achieved regulatory approval which are immediately expensed; pension charges; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. Non-GAAP financial measures provide the company and its investors with an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. The company uses non-GAAP gross profit, non-GAAP marketing, selling and administrative expense, non-GAAP research and development expense, and non-GAAP other income and expense measures to set internal budgets, manage costs, allocate resources, and plan and forecast future periods.

Non-GAAP effective tax rate measures are primarily used to plan and forecast future periods. Non-GAAP earnings and earnings per share measures are primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the compounds will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, and YouTube.
There will be a conference call on April 28, 2016, at 10:30 a.m. EDT during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by dialing in the U.S. toll free 877-201-0168 or international 647-788-4901, confirmation code: 91349055. Materials related to the call will be available at the same website prior to the conference call. A replay of the call will be available beginning at 1:30 p.m. EDT on April 28 through 11:59 p.m. EDT on May 12, 2016. The replay will also be available through http://investor.bms.com or by dialing in the U.S. toll free 855-859-2056 or international 404-537-3406, confirmation code: 91349055.
For more information, contact: Ken Dominski, 609-252-5251, ken.dominski@bms.com, Communications; Ranya Dajani, 609-252-5330, ranya.dajani@bms.com or Bill Szablewski, 609-252-5894, william.szablewski@bms.com, Investor Relations.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2016	2015	% Change	2016	2015	% Change
Three Months Ended March 31,
Key Products
Oncology
Empliciti	$28	$—	N/A	$28	$—	N/A
Erbitux(a)	—	165	(100)%	—	157	(100)%
Opdivo	704	40	**	594	38	**
Sprycel	407	375	9%	210	181	16%
Yervoy	263	325	(19)%	199	181	10%
Cardiovascular
Eliquis	734	355	**	468	200	**
Immunoscience
Orencia	475	400	19%	321	259	24%
Virology
Baraclude	291	340	(14)%	17	46	(63)%
Hepatitis C Franchise	427	264	62%	259	—	N/A
Reyataz Franchise	221	294	(25)%	120	143	(16)%
Sustiva Franchise	273	290	(6)%	228	234	(3)%
Neuroscience
Abilify(b)	33	554	(94)%	—	508	(100)%

Mature Products and All Other	535	639	(16)%	93	97	(4)%

Total	$4,391	$4,041	9%	$2,537	$2,044	24%

**	In excess of +/- 100%

(a)	Erbitux is a trademark of ImClone LLC. ImClone LLC is a wholly-owned subsidiary of Eli Lilly and Company.
(b)	Abilify is a trademark of Otsuka Pharmaceutical Co., Ltd.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31,
	2016	2015
Net product sales	$3,964	$3,059
Alliance and other revenues	427	982
Total Revenues	4,391	4,041

Cost of products sold	1,052	847
Marketing, selling and administrative	1,068	1,029
Research and development	1,136	1,016
Other (income)/expense	(520)	(299)
Total Expenses	2,736	2,593

Earnings Before Income Taxes	1,655	1,448
Provision for Income Taxes	449	249

Net Earnings	1,206	1,199
Net Earnings Attributable to Noncontrolling Interest	11	13
Net Earnings Attributable to BMS	$1,195	$1,186

Average Common Shares Outstanding:
Basic	1,669	1,663
Diluted	1,680	1,676

Earnings per Common Share
Basic	$0.72	$0.71
Diluted	$0.71	$0.71

Other (Income)/Expense
Interest expense	$43	$51
Investment income	(24)	(30)
Provision for restructuring	4	12
Litigation and other settlements	43	12
Equity in net income of affiliates	(26)	(26)
Out-licensed intangible asset impairment	15	13
Divestiture gains	(270)	(154)
Royalties and licensing income	(254)	(98)
Transition and other service fees	(53)	(27)
Pension charges	22	27
Written option adjustment	—	(36)
Other	(20)	(43)
Other (income)/expense	$(520)	$(299)

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(Unaudited, dollars in millions)

	Three Months Ended March 31,
	2016	2015
Cost of products sold(a)	$4	$34

Marketing, selling and administrative	—	1

License and asset acquisition charges	125	162
Other	13	—
Research and development	138	162

Provision for restructuring	4	12
Divestiture gains	(269)	(152)
Pension charges	22	27
Written option adjustment	—	(36)
Litigation and other settlements	43	14
Out-licensed intangible asset impairment	15	13
Other (income)/expense	(185)	(122)

Increase/(decrease) to pretax income	(43)	75

Income tax on items above	83	(68)

Increase to net earnings	$40	$7

(a)	Specified items in cost of products sold are accelerated depreciation, asset impairment and other shutdown costs.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(Unaudited, dollars in millions)

Three Months Ended March 31, 2016	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$3,339	$4	$3,343
Marketing, selling and administrative	1,068	—	1,068
Research and development	1,136	(138)	998
Other (income)/expense	(520)	185	(335)
Effective Tax Rate	27.1%	(4.4)%	22.7%

Three Months Ended March 31, 2015	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$3,194	$34	$3,228
Marketing, selling and administrative	1,029	(1)	1,028
Research and development	1,016	(162)	854
Other (income)/expense	(299)	122	(177)
Effective Tax Rate	17.2%	3.6%	20.8%

(a)	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF NON-GAAP EPS TO GAAP EPS
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31,
	2016	2015
Net Earnings Attributable to BMS used for Diluted EPS Calculation - GAAP	$1,195	$1,186
Less Specified Items*	40	7
Net Earnings used for Diluted EPS Calculation – Non-GAAP	$1,235	$1,193

Average Common Shares Outstanding- Diluted	1,680	1,676

Diluted Earnings Per Share — GAAP	$0.71	$0.71
Diluted EPS Attributable to Specified Items	0.03	—
Diluted Earnings Per Share — Non-GAAP	$0.74	$0.71

*	Refer to the Specified Items schedule for further details.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF MARCH 31, 2016 AND DECEMBER 31, 2015
(Unaudited, dollars in millions)

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$2,644	$2,385
Marketable securities - current	1,663	1,885
Marketable securities - non-current	3,689	4,660
Cash, cash equivalents and marketable securities	7,996	8,930
Short-term borrowings	(106)	(139)
Long-term debt	(6,593)	(6,550)
Net cash position	$1,297	$2,241